Exhibit 99.1

ALTAIR NANOTECHNOLOGIES CLOSES CANON INVESTMENT TRANSACTION

$57.5 MILLION INVESTMENT TO FUND COMPANY GROWTH AND EXPANSION INTO CHINA MARKET

RENO, NV July 25, 2011… Altair Nanotechnologies Inc. (NASDAQ: ALTI) (“Altairnano”) today announced it had closed on a Share Subscription Agreement with Canon Investment Holdings Limited (“Canon”), through its affiliate, Energy Storage Technology (China) Group Limited (“EST”).  Under the terms of the agreement, Altairnano issued 37,036,807 common shares to EST at $1.5528 per share, providing $57.5 million in proceeds to Altairnano.  Following the closing of this transaction, there are 69,452,487 Altairnano common shares outstanding.

On September 20, 2010, Altairnano announced that it had entered into the Share Subscription Agreement, as amended, under which Canon had agreed to purchase newly issued common shares of Altairnano, which resulted in EST owning 53.3% Altairnano’s common shares, 49.8% on a fully diluted basis, immediately following the closing.

“While this transaction took considerably longer to close than expected, the Canon investment allows us to now focus on growing the business and creating shareholder wealth,” said Terry Copeland, Altairnano President and Chief Executive Officer.

Canon Chairman Wei Yincang added, “The investment in Altairnano represents an important milestone for both companies to significantly grow our businesses and accelerate the commercialization of the Altair lithium-titanate technology.”

About Altair Nanotechnologies Inc.

Headquartered in Reno, Nev. with manufacturing in Anderson, Ind., Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Altairnano's nano lithium-ion titanate-based solutions are among the highest performing and most scalable, with applications that include complete energy storage systems for frequency regulation and renewables integration for the electric grid, and battery modules and cells for transportation and industrial applications. For more information, visit www.altairnano.com.

About Canon Investment Holdings Limited

Headquartered in Zhuhai, China, Canon is the holding company of Yintong Energy Company Ltd, which is an advanced manufacturer of high-capacity and high-power lithium battery products. Yintong's batteries are used in a range of customer applications, including bus and energy storage solutions. For more information, please visit Yintong at www.ytenergy.com.cn

Forward-Looking Statements

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release.  These risks include, without limitation, the risks that, despite providing capital funding, the investment from Canon may not lead to additional orders or revenue, and that the change of control resulting from the Canon investment may lead to turnover in employees and related intellectual property knowledge and/or, disruptions in relationships with customers and suppliers, which may delay or inhibit commercialization and revenue growth.  Additional risks are identified in Altairnano’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:
Casey Stegman
Stonegate Securities, Inc.
(214) 987-4121
(972) 850-2001
casey@stonegateinc.com